Exhibit 5.1
December 15, 2009
DynCorp International Inc.
3190 Fairview Park Drive
Suite 700
Falls Church, VA 22042
Ladies and Gentlemen:
I am the Senior Vice President, General Counsel, and Corporate Secretary of DynCorp International Inc., a Delaware corporation (the “Company”). This opinion of counsel relates to the Company’s Registration Statement on Form S-8 (“Registration Statement”) to register the deferred compensation obligations arising under the DynCorp International Inc. Deferred Compensation Plan (the “Plan”).
In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion. In making my examination, I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof, and that all information submitted to me was accurate and complete.
Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the deferred compensation obligations arising under the Plan, which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the Plan, when issued in accordance with the provisions of the Plan, will constitute valid and binding obligations of the Company.
The opinion set forth in preceding paragraph is limited by bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions of general applicability, including those relating to or affecting creditors’ rights generally, and by general equitable principles or fiduciary considerations, whether such principles or considerations are considered in a proceeding at law or at equity.
I hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving such opinion, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Gregory S. Nixon
Senior Vice President, General Counsel, and
     Corporate Secretary